Exhibit 99.1

CONTACTS:	Dennis M. Oates	Steven V. DiTommaso	June Filingeri
	Chairman,	Vice President and	President
	President and CEO	Chief Financial Officer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7661	(203) 972-0186

UNIVERSAL STAINLESS REPORTS PRELIMINARY FOURTH QUARTER 2022 RESULTS

- Fourth Quarter Conference Call to be Webcast on January 25th -

BRIDGEVILLE, PA, January 19, 2023 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported that, based on preliminary results, it expects to report net sales for the fourth quarter of 2022 of $56.2 million, an increase of 22% from the third quarter of 2022, and 30% higher than the fourth quarter of 2021. Sales of premium alloys in the fourth quarter of 2022 are expected to reach a record $13.5 million, or 24% of sales, driven mainly by a 27% sequential increase in sales to the aerospace market.

Gross margin in the fourth quarter of 2022 is expected to approximate $2.4 million, or 4.3% of sales, versus $3.0 million, or 6.4% of sales, in the 2022 third quarter. The sequential decline was mainly due to two factors: negative misalignment between surcharges and material costs of approximately $2.4 million and unplanned outages at key facilities that negatively impacted gross profit by approximately $0.7 million.

As a result, the Company expects to report a net loss for the fourth quarter of 2022 of approximately $3.7 million, or $0.41 per diluted share, compared with a net loss of $1.3 million, or $0.14 per diluted share, in the third quarter of 2022.

Dennis Oates, Chairman, President and CEO, commented: “We achieved noteworthy top-line growth in the fourth quarter including in our strategic growth categories of premium alloys and aerospace. This made our bottom line loss especially disappointing. The main factor was the negative impact of surcharge misalignment. Surcharges were at the lowest level of the year in the fourth quarter due to a drop in commodity prices, at a time that we were shipping products with higher materials cost produced earlier in the year. The outages were also impactful as they occurred at key work centers, caused by equipment breakdowns and freezing weather conditions in December. Although improving, inflation, supply chain and labor issues are lingering challenges.

“With our year-end backlog reaching a record $287.9 million, including sequential price per-pound increases each quarter, we are optimistic about our sales and margin growth prospects for 2023 and beyond.”

Fourth Quarter Conference Call and Webcast

The Company will report financial results for the fourth quarter of 2022 on Wednesday, January 25, 2023. In conjunction with the earnings release, the Company will host a conference call at 10:00 a.m. (Eastern) on January 25th. The call will be webcast simultaneously for all interested parties over the Internet.

Call Dial-In Procedures:

Please Click Here to register for the conference call and obtain your dial-in number and personal PIN number.

The simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the first quarter of 2023. Please allow 5 minutes prior to the live webcast to visit the site to download and install any necessary audio software.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market segments; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; changes in overall demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of its sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’s product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; public health issues, including COVID-19 and its uncertain impact on its facilities and operations and our customers and suppliers and the effectiveness of the Company’s actions taken in response to these risks; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates from changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, copies of which are available from the SEC or may be obtained upon request from the Company.

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